                                                                   EXHIBIT 10.39


                           DISTRIBUTORSHIP AGREEMENT
                           -------------------------


     THIS AGREEMENT, effective as of the 21st day of September, 1995, by and between Luther Medical Products, Inc., a California corporation with a principal place of business at 14332 Chambers Road, Tustin, California 92680-6912 (hereinafter referred to as "Company"), and Boston Scientific Corporation, a Delaware corporation with a principal place of business at One Boston Scientific Place, Natick, Massachusetts 01760 (hereinafter referred to as "Distributor").

                                  WITNESSETH
                                  ----------

     WHEREAS, the Company manufactures peripherally inserted central catheters which the parties hereto believe offer advantages over other central catheters;

     WHEREAS, Distributor desires to market the Company's peripherally inserted central catheters as an exclusive distributor in the field of interventional radiology; and

     WHEREAS, Company desires to appoint Distributor as its exclusive world-wide distributor in the field of interventional radiology and to supply the peripherally inserted central catheters to Distributor.

     NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived hereunder, Company and Distributor hereby agree as follows:

     1.   DEFINITIONS.
          -----------

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

          1.1 "Affiliate" shall mean an entity or person controlling, controlled by, or under common control with Company or Distributor, as the case may be.

          1.2 "Average Selling Price" shall mean, for any time period, Net Sales in the United States divided by the number of PICC Products sold in the United States.

          1.3 "Company Cost of Goods Sold" shall mean the sum of the costs of direct labor, direct materials, fixed manufacturing equipment (capitalized over the useful life of the equipment) and indirect labor reasonably allocable to PICC Products sold in the

United States in accordance with generally accepted accounting principles consistently applied.

          1.4  "Company Margin" shall mean the percentage obtained by dividing
(a) the difference of the Transfer Price for PICC Products sold in the United States minus Company Cost of Goods Sold by (b) the Transfer Price for PICC Products sold in the United States.

          1.5 "Confidential Information" shall mean all information and data provided by the parties to each other hereunder in writing, or if disclosed orally, confirmed in writing within thirty (30) days, and marked as confidential, except any portion thereof which:

          (a) is known to the receiving party, as evidenced by the receiving party's written record, before receipt hereof under this Agreement;

          (b) is disclosed to the receiving party by a third person who has a right to make such disclosure;

          (c) is or becomes generally known in the trade through no fault of the receiving party; or

          (d) is independently developed by the receiving party, without access to the Confidential Information, as evidenced by the receiving party's written record.

          1.6 "Contract Year" shall mean the period commencing with the date of the first general sale of PICC Products by Distributor to unaffiliated third parties under this Agreement and ending on the anniversary of such date, and thereafter, each consecutive twelve (12) month period during the term of this Agreement.

          1.7 "Distributor Cost of Goods Sold" shall mean the sum of the Transfer Price, the costs of direct labor, direct materials and indirect labor reasonably allocable to PICC Products in the United States in accordance with generally accepted accounting principles consistently applied.

          1.8 "Distributor Margin" shall mean the percentage obtained by dividing (a) Average Selling Price minus Distributor Cost of Goods Sold by (b) Average Selling Price.

          1.9  "Execution Date" shall mean the date hereof.

          1.10 "Field" shall mean interventional radiology.

          1.11 "Net Sales" shall mean the gross sales by Distributor and its Affiliates to unaffiliated third parties of

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PICC Products, less reasonable commissions (excluding commissions paid by
Distributor to its internal sales representatives) allowed to distributors, reasonable discounts allowed dealers, reasonable cash discounts, refunds, replacements or credits allowed to purchasers for return of PICC Products or as reimbursement for damaged PICC Products, freight, postage, insurance and other shipping charges, sales and use taxes, customs and any other governmental tax or charge (except income taxes) imposed on or at the time of production, importation, use, or sale of PICC Products, including any VAT taxes. Should any PICC Products be sold in combination with other components or products, then the computation of Net Sales shall be based on the average selling price charged during the applicable quarter for such PICC Products when separately invoiced or priced. In the event PICC Products have not been separately invoiced or priced during the applicable quarterly period, the Net Sales computation shall be based on the fair market price which Distributor would have charged for PICC Products to an unrelated purchaser in an arm's length transaction.

          1.12 "Patent Rights" shall mean all patents, patent applications and rights to file patent applications relating to PICC Products, licensed to, owned or controlled by Company now or hereafter, including those listed in Exhibit B, including but not limited to the manufacture, sale, use or design of PICC Products, and including reissues or extensions thereof in any division, continuation or continuation-in-part of any applications or substitutes therefor. It is anticipated that Exhibit B may be amended from time to time as necessary.

          1.13 "PICC Products" shall mean peripherally inserted central catheters for use in the Field, generally consisting of a catheter, clamps and caps and including those peripherally inserted central catheters described in the specifications attached hereto as Exhibit A (referred to herein as the "PICC Product Specifications"), as modified by mutual written agreement from time to time as provided herein and including, but not limited to, modifications and/or improvements as provided in Section 10.1 of this Agreement, but excluding for purposes of determining the price for which the Acquired Assets would be purchased under Section 16.1 hereof, Micro Puncture Kits.

          1.14 "Proprietary Rights" shall mean all proprietary rights and interests of every nature in, to or covering the PICC Products, their manufacture or their use to the extent that such rights and interests are of such legal status and nature to be capable of being lawfully licensed or sold by Company and shall include but not be limited to, inventions, ideas, manufacturing know-how, technology and trade secrets.

     2.   EXCLUSIVE DISTRIBUTORSHIP APPOINTMENT.
          -------------------------------------

          2.1 Company hereby appoints Distributor and Distributor hereby accepts appointment as Company's exclusive distributor in the Field for PICC Products in all countries of the world and their respective territories and possessions (the "Territory") on the terms and subject to the conditions herein set forth. Distributor shall not promote the sale of PICC Products outside the Field. Company shall not manufacture or license for manufacture, whether in the Company's own name or in the name of a third party, PICC Products for use in the Field for any party other than Distributor. Subject to Company's ability to supply Distributor's requirements, Distributor agrees that it shall purchase PICC Products exclusively from Company during the term of this Agreement.

          2.2 Distributor shall use commercially reasonable efforts to sell PICC Products in the Field. In the event that Distributor does not purchase from Company, in any Contract Year after the first Contract Year, at least $20,000 of PICC Products, then Company may give written notice to Distributor, within thirty (30) days after the close of the Contract Year in which Distributor failed to make such purchases, that Distributor's appointment as exclusive Distributor in the Field in thirty (30) days after the date of such written notice shall become non-exclusive, provided, that, within thirty (30) days from the date of written notice, Distributor has the right to pay Company an amount equal to the shortfall and maintain its exclusive distributorship. In addition, in the event that Distributor shall manufacture or engage a third party to manufacture PICC products competitive with PICC Products for sale in the Field, then Company may give written notice to Distributor that Distributor's appointment in the Field shall become non-exclusive.


     3.   ORDERING AND MANUFACTURING OF PICC PRODUCTS.
          -------------------------------------------

          3.1 Company agrees to manufacture and sell PICC Products to Distributor subject to the terms and conditions set forth herein.

          3.2 All orders of PICC Products shall be on Distributor's standard purchase order. Any term or condition on any purchase order which is inconsistent with the terms and conditions of this Agreement shall be of no effect.

     3.3 Distributor shall provide Company, on a monthly basis, a non-binding rolling forecast of orders of PICC Products with respect to the next six (6) months, which forecasts shall be binding for the first two (2) months of such six (6) months. Binding portions of Distributor's order forecasts shall continue to be binding even if delivery of PICC Products occurs after termination of this Agreement for any reason.

     4.   DELIVERY AND ACCEPTANCE OF PICC PRODUCTS.
          ----------------------------------------

          4.1 PICC Products shall be shipped to Distributor F.O.B., Tustin, California. PICC Products shall conform to the PICC Product Specifications current at the time of shipment. PICC Products will be shipped in sterile condition, packaged as reasonably requested by Distributor in writing and in conformance with the PICC Product Specifications.

          4.2 Company shall label all PICC Products for sale under the name of Distributor in the form provided in writing by Distributor to Company from time to time, which form shall be reasonably acceptable to Company. PICC Products labels, instructions for use and product inserts shall contain a statement substantially similar to the following, "Manufactured for Meditech by Luther Medical Products, Inc."

          4.3 Within forty-five (45) days after receipt of PICC Products at the facility specified by Distributor, Distributor may reject any of such PICC Products which fail to meet the PICC Product Specifications by sending Company notice of the lot numbers of rejected PICC Products, together with an indication of the specific basis for rejection, and Distributor shall within ninety (90) days of delivery return to Company, at Company's expense, any such rejected PICC Products. Distributor shall not be required to pay Company for any such rejected PICC Products which have been properly rejected. Any PICC Products not rejected by Distributor within such forty-five (45) days shall be deemed to meet the applicable PICC Product Specifications.

          4.4 The PICC Product Specifications may be supplemented, modified and updated from time to time as changes are agreed upon and expressed in writing signed by the parties hereto without necessitating formal amendment of this Agreement. Neither Company nor Distributor will unreasonably withhold agreement on changes to the PICC Product Specifications; provided, both parties must approve any changes which affect product performance or safety.

     5.   PRICE AND PAYMENT.
          -----------------

          5.1 Transfer prices for PICC Products (the "Transfer Price") for the first two (2) Contract Years of this Agreement are set forth as Exhibit D
                                                                ---------
hereto. Thereafter, thirty (30) days prior to the end of each Contract Year, Distributor or Company may request that the parties renegotiate the Transfer Price, in the event of a decline in the Average Selling Price, with the goal of providing at least a sixty-five percent (65%) Distributor Margin and a fifty percent (50%) Company Margin (each, the "Goal"). In the event that the parties are not able to reach agreement on a negotiated Transfer Price, then the Transfer Price for the next year shall be adjusted as necessary to provide, based on the reasonable estimates of the financial data for the then-current year, a Company Margin and a Distributor Margin that represent the same percentage of their respective Goals.

          5.2 Distributor shall pay Company for PICC Products delivered as provided herein within thirty (30) days after receipt of Company's invoice.

     6.   TERM AND TERMINATION.
          --------------------

          6.1 This Agreement shall become effective upon its execution and unless sooner terminated as provided herein, shall remain in effect until end of the fifth Contract Year (the "Original Term"). At least ninety 90 days prior to the end of the Original Term, Distributor may, at its option, renew this Agreement for an additional three (3) year term.

          6.2 Either party may terminate this Agreement for the following reasons:

               (a) Upon the filing of a petition in bankruptcy, the appointment of a receiver, or the insolvency of the other party if such petition, proceeding or financial condition is not dismissed with prejudice or cured within sixty
(60) days of such event;

               (b) Upon the breach of any material provision of this Agreement by the other party if the breach is not cured within thirty (30) days for
Section 5.2 and sixty (60) days for any other section after written notice thereof to the party in default; or

               (c) As provided in Article 12.

          6.3 The provisions of Articles 12, 13, 15, 17 and 23 shall survive the termination of this Agreement notwithstanding the reason for such termination.

     7.   PICC PRODUCTS MANUFACTURING FACILITY.
          -------------------------------------

          7.1 Company will manufacture PICC Products in accordance with (1) the PICC Product Specifications; (2) Good Manufacturing Practices ("GMP") as required by the United States Food, Drug and Cosmetic Act; and (3) pertinent rules and regulations of the United States Food and Drug Administration

("FDA"). Notwithstanding any other provision of this Agreement, Company shall not manufacture PICC Products for delivery to Distributor and Distributor shall have no obligation to purchase PICC Products from Company until Company's plant has been inspected and approved in writing by an authorized third party representative of Distributor. Such inspection shall be conducted within a reasonable time after execution of this Agreement.

          7.2 During the term of this Agreement, Company will provide written notice to Distributor of any proposed changes in Company's manufacturing processes or procedures related to PICC Products in order for Distributor to determine if such changes would jeopardize the quality or integrity of the PICC Products. No changes in Company's manufacturing processes or procedures related to the safety and efficacy of PICC Products will be made without Distributor's prior written approval.

          7.3 Distributor shall have the right to have qualified employees of Distributor present at Company's plant during normal business hours to inspect Company's facilities and manufacturing procedures for compliance with GMP's and Distributor's quality assurance requirements and to inspect Company's inventory of PICC Products, work-in-process, raw materials to be used for PICC Products, production records and such other matters as may be pertinent to proper quality assurance of PICC Products to be delivered hereunder.

          7.4 Company will permit authorized representatives of the FDA to inspect Company's plant and production facilities relating to or used in connection with the manufacture of PICC Products and will promptly notify Distributor when Company receives notice of any such inspection. Company will advise Distributor of the findings of any FDA inspection and will immediately take steps to correct any deficiencies found by the FDA relating to the production of PICC Products.

     8.   REGULATORY MATTERS.  Company shall use its best efforts to obtain
          ------------------
promptly all registrations and regulatory approvals necessary to manufacture and market PICC Products in the United States. Distributor shall obtain such registration and regulatory approvals outside the United States for PICC Products as Distributor, in Distributor's sole discretion, shall deem necessary or advisable. Distributor and Company agree to cooperate as reasonably requested by the other party hereof to fulfill the purpose of this Section.

     9.   WARRANTIES.
          ----------

          9.1 Company warrants that all PICC Products delivered hereunder will conform to and meet the PICC Product Specifications.

          9.2 Company guarantees that no article delivered hereunder is adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act, as amended, or within the meaning of any applicable state or municipal law in which the definitions of adulteration or misbranding are substantially the same as those contained in the U.S. Food, Drug and Cosmetic Act as said Act and such laws are constituted and effective at the time of such shipment or delivery, or as an article which may not, under the provisions of Sections 404 or 505 of said Act be introduced into interstate commerce.

     10.  PRODUCT IMPROVEMENTS.
          --------------------

          10.1 During the term of this Agreement, Company shall use commercially reasonable efforts to continue the development of PICC Products. As marketing experience is gained and with advances in medical technology new customer needs are identified, Distributor may, from time to time, request and it may become necessary or desirable for the PICC Products to be modified and improved (the "Improved Models"), or for additional models of PICC Products with different specifications (the "Additional Models") to be considered for addition as a product hereunder. Company will use commercially reasonable efforts to develop and incorporate such Improved Models or Additional Models as PICC Products for distribution by Distributor in the Field. No such Improved Models or Additional Models will be incorporated into PICC Products without Distributor's prior written approval. Upon Distributor accepting Improved Models or Additional Models, the parties will negotiate in good faith as set forth in Section 5.1 to establish prices and other terms of purchase and sale with the goal of providing at least a 65% Distributor Margin and a 50% Company Margin. The Improved Models or Additional Models of PICC Products will be deemed PICC Products for all purposes hereunder.

          10.2 Distributor shall fund the development of the PICC Products as set forth on the PICC Product Specifications and may fund the development of other Improved Models and Additional Models for use in the Field pursuant to a budget mutually-agreed by the Company and the President of the Medi-Tech division of Distributor (the "Budget"), which shall include development engineering, regulatory affairs, and manufacturing engineering. The Budget shall provide for hourly rates of $50.00 for engineering work and $30.00 for technical work. The total monthly charges billed to Distributor pursuant to this Section 10 shall not exceed Ten Thousand Dollars ($10,000), exclusive of tooling costs, without the prior approval of Distributor. Company and Distributor shall agree upon the necessary tooling for the purposes of this Section, which tooling shall be purchased by Company and billed to and owned by Distributor.

     11.  MICRO PUNCTURE KIT.  Company shall identify and consult with vendors
          ------------------
and suppliers in order to develop and to manufacture
or assemble a micro puncture kit, consisting of a needle, mandrel wire andsheath, (the "Micro Puncture Kit"), meeting specifications agreed to by Company and Distributor. The Micro Puncture Kit shall be designed to be packaged with PICC Products and shall be sold by Company to Distributor at fifteen percent (15%) above Company's actual cost of the Micro Puncture Kit initially as set forth on Exhibit D hereto.
             ---------

     12.  ALTERNATIVE MANUFACTURING WITH COMPANY ASSISTANCE.  If during the term
          -------------------------------------------------
of this Agreement, Company becomes unable to manufacture or deliver at least ninety percent (90%) of Distributor's orders for PICC Products during any ninety
(90) day period, provided that such orders shall not exceed one hundred and twenty percent (120%) of Distributor's forecast for such ninety (90) day period, for any reason and fails to satisfactorily remediate the deficiency within ninety (90) days following receipt of written notice or is unwilling to put in place capacity to meet the reasonable forecast provided pursuant to Section 3.3, then notwithstanding the provisions of Paragraph 18 hereof, Distributor may (i) elect to terminate this Agreement effective immediately upon the delivery of written notice to Company or (ii) require the Company to take all steps reasonably necessary to either establish another source to manufacture PICC Products for Distributor, or assist Distributor in establishing the capacity to manufacture PICC Products. Company shall provide to any manufacturer pursuant to this Section 12 reasonable technical assistance and any licenses necessary to establish the capability to manufacture PICC Products. All such PICC Products manufactured pursuant to this Section 12 are to be sold only for use in the Field.

     13.  INDEMNIFICATION - PRODUCT LIABILITY: NOTICES: PATENT RIGHTS
          -----------------------------------------------------------
          ENFORCEMENT.
          -----------

          13.1 Company will indemnify and hold Distributor harmless against any and all liability, loss, damages, costs or expenses which Distributor may hereafter incur, suffer or be required to pay by reason of any products made, furnished or sold by Company which result in injury, illness and/or death of any person if it is established that such injury, illness and/or death resulted from the negligent act of Company or Company's omission to perform any act which, as between Company and Distributor, was Company's responsibility or from a product defect for which Company was responsible or from any product description or claim made by Company in writing and upon which Distributor has relied.

          13.2 Distributor will indemnify and hold Company harmless from and against any and all liability, loss, damages, costs or expenses which Company may hereafter incur, suffer or be required to pay by reason of any products made, furnished or sold by Company which results in injury, illness and/or death of any person if it is established that such injury, illness and/or death resulted from the negligent act of Distributor, or Distributor's omission to perform any act, related to the marketing and sale of PICC Products which, as between Company and Distributor, was Distributor's responsibility or from any product description or claim made by Distributor which was not approved in writing by Company.

          13.3 In any case in which either party receives a written claim for damages for bodily injury alleged to have been caused by the products referred to herein, such party shall promptly, and in any case within sixty (60) days thereafter, give notice of any possible claim to the other party and shall cooperate fully with the other party in the defense of all such claims. The giving of such notice promptly shall be a condition precedent to the right to be indemnified hereunder. No settlement or compromise entered into without its prior written consent shall be binding upon a party hereto or used in any way as evidence by a party hereto against the other party.

          13.4 During the term of this Agreement, Company and Distributor shall review the patentability of the design and manufacture of the PICC Products, Improved Models and Additional Models, as each is developed, and shall develop a mutually agreeable intellectual property protection strategy for the PICC Products, Improved Models and Additional Models. The cost of patent protection, maintenance and defense shall be divided equally between Company and Distributor, and any patents obtained shall be owned jointly by Company and Distributor, regardless of inventorship and subject to the exclusive manufacturing obligations set forth in Section 2.1 of this Agreement. Pursuant to Section 16.5, the exclusive manufacturing limitation with respect to Section
2.1 and this Section 13.4 shall terminate one year after the Acquisition Closing Date.

          13.5 Each party shall promptly notify the other after it becomes aware of any of the following events: alleged infringement of any Patent Rights by any third party; unauthorized disclosure of Confidential Information; alleged infringement of the trademark, patent or proprietary rights of others in connection with actions taken hereunder; and any other event that may reasonably be expected to have a material adverse effect upon the sale or distribution of PICC Products in the Field.

          13.6 Distributor shall advise Company in writing whenever Distributor believes a person is infringing any Patent Rights. Such notice shall give the identity of the infringer and provide such other information known to Distributor concerning the nature of the infringement. If, after giving such notice to Company, Company does not file suit or cause such alleged infringement to cease within a period of six (6) months from the date of such notice, then Company agrees to grant Distributor the right to sue in its own name, at its own expense and for its own benefit, any such infringer under any of the Patent Rights.

          13.7 Each party agrees, at its own expense, to maintain insurance from a recognized insurance company, providing at least $1,000,000 of protection per occurrence against claims, suits, losses, and damages for which it is responsible pursuant to this Section 13. Each party further agrees to name the other as an additional insured under such policies and to provide the other with a certificate of insurance evidencing its obligations hereunder. Such certificate shall provide the other with thirty (30) days written notice of cancellation, modification or termination.

     14.  TRADEMARKS.  Distributor shall have the right to market and advertise
          ----------
PICC Products under Distributor's name, trademarks, trade names, labels or other designations, and all of the same shall remain property of Distributor, and Company shall have no rights thereto. Distributor shall have no rights to use trademarks or trade names of Company without the prior written consent of Company.


     15.  RECALL AND RECALL EXPENSE.  If, in the judgment of Company or
          -------------------------
Distributor, any product defect or any governmental action requires a recall of or the issuance of an advisory letter regarding PICC Products, either party may undertake such recall after consultation with the other party. Notwithstanding the foregoing, the Company shall not be permitted to undertake any recall with respect to any of the PICC Products after the Acquisition Closing Date, except as may be required by law and after consultation with Distributor. Each party shall notify the other party in a timely manner prior to making such recall or issuing any advisory letter. Each party shall endeavor to reach an agreement prior to making any such recall or issuing any such advisory letter regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable FDA requirements, but such agreement shall not be a precondition to any action that either party deems necessary to protect users of the PICC Products or to comply with any applicable governmental orders. The party responsible for that aspect of the PICC Products upon which the recall is based, shall reimburse the other party for its reasonable expenses incurred in handling the recall.

     16.  PURCHASE RIGHT.
          --------------

          16.1 Grant of Purchase Right; Purchase Price.  Company hereby grants
               ----- -- -------- -----  -------- -----
to Distributor an option (the "Purchase Right") to purchase all property, plant and equipment of Company that are unique to the development, manufacture and preparation of PICC

Products (the "Acquired Assets") at a purchase price equal to the sum of aggregate amount of the Transfer Price of Company's sales of PICC Products (not including the Micro Puncture Kit) to Distributor for the one-year period ending on the last day of the month preceding the closing date of the purchase of the Acquired Assets (the "Acquisition Closing Date"). The Acquired Assets shall include, but not be limited to, all rubber or plastic molds, all tooling and all packaging dies and all heat sealers that are unique to the development, manufacture or preparation of PICC Products and a paid-up irrevocable license to all Patent Rights and know-how of the Company related to PICC Products, but shall not include Company's inventory of PICC Products or any property, plant and equipment of Company that are used, in the ordinary course, for purposes other than PICC Products by Company (the "Dual Use Assets"). Exhibit E hereto
                                                             ---------
sets forth those assets of Company that would constitute Acquired Assets and Dual Use Assets as of the date hereof. Exhibit E shall be updated from time to
                                       ---------
time so that upon exercise of the Purchase Option Exhibit E would set forth all
                                                  ---------
Acquired Assets then in use and necessary or desirable for BSC to manufacture the PICC Products. Distributor shall enter into good faith negotiations to purchase the inventory of PICC Products which was subject to a binding forecast under Section 3.3. Company shall use its best efforts to assist Distributor in the acquisition of similarly effective and reasonably priced Dual Use Assets. After the Acquisition Closing Date, licensed Patent Rights and know-how shall be used only in the Field.

          16.2 Exercise of Purchase Right; Limits on Exercise.  The Purchase
               -------- -- -------- -----  ------ -- --------
Right may only be exercised by Distributor after the expiration of the third Contract Year or upon notice of the sale of either Company or the PICC Product line to an unaffiliated third party. The Purchase Right shall be exercisable by Distributor through delivery to Company of (i) notice of Distributor to exercise the Purchase Right setting forth a proposed Acquisition Closing Date, which date shall be not less than thirty (30) days, and not more than sixty (60) days after the date of such notice, (ii) a certificate of Distributor's Controller, or equivalent financial officer, setting forth the amount of Distributor's Net Sales for the one-year period ending on the last day of the month preceding the month which includes Distributor's proposed Acquisition Closing Date (the "Transfer Revenue Certificate"), and (iii) a purchase order for the Acquired Assets on Distributor's then-standard purchase order.

          16.3 Closing.  Upon receipt of notice of Distributor's intention to
               -------
exercise the Purchase Right, Company shall use its best efforts to prepare the Acquired Assets for transfer on the proposed Acquisition Closing Date. In the event that Company is able to demonstrate to Distributor's satisfaction that it is unable to transfer the Acquired Assets on Distributor's proposed Acquisition Closing Date, Company and Distributor shall negotiate in good faith to determine a substitute Acquisition Closing Date not more than fifteen (15) days after Distributor's proposed Acquisition Closing Date. On the Acquisition Closing Date, upon receipt by Company of the amount of the purchase price for the Acquired Assets, Company shall transfer to Distributor the Acquired Assets pursuant to a Bill of Sale substantially in the form of Exhibit C hereto and use its best efforts to convey physical possession of the Acquired Assets to Distributor on such date. Company agrees to execute and deliver such other documents or instruments as may be necessary to convey the Acquired Assets to Distributor.

          16.4 Completion of Transfer.  Company covenants to use its best
               ---------- -- --------
efforts to complete the transfer of the Acquired Assets on and after the Acquisition Closing Date. Company shall also use its best efforts, prior to or after the Acquisition Closing Date, to transfer or duplicate any registration and regulatory approvals necessary for Distributor to manufacture and market PICC Products after the Acquisition Closing Date.

          16.5 Non-Competition.  In the event that the Distributor exercises the
               ---------------
Purchase Right, until the first anniversary of the Acquisition Closing Date, (a) neither Company nor any Affiliate of Company shall, directly or indirectly, including by or through any Affiliate, design, manufacture or sell any products in the Field competitive with PICC Products, and (b) neither Company nor any Affiliate of Company shall own, manage, operate, control or otherwise be connected in any manner, directly or indirectly, with any firm, person, partnership, corporation, company or other entity that designs, manufactures or sells any products in the Field competitive with PICC Products; provided, that, an unaffiliated third party purchaser of Company or any Affiliate of Company shall be permitted to continue a pre-existing product line or design program that violates the preceding provisions so long as neither Company nor any employee or consultant of Company participates in the design, manufacture, sales or management of such products until the expiration of the non-competition period pursuant to this Section 16.5. Company and Distributor stipulate and agree that this Section 16.5 contains reasonable limitations as to time and scope of activity to be restricted that do not impose a greater restraint than is necessary to protect the goodwill and business of Distributor.

     17.  CONFIDENTIAL INFORMATION.  It is contemplated that in the course of
          ------------------------
the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees to take all reasonable steps to prevent disclosure of Confidential Information; provided, however, no provision of this Agreement shall be construed so as to preclude such disclosure of Confidential Information as may be inherent in or reasonably necessary for marketing PICC Products pursuant to this Agreement, or for securing from any governmental agency any necessary approval or license, or for obtaining patents by the parties relating to the subject or performance of this Agreement.

     18.  FORCE MAJEURE.  Any delay in the performance of any of the duties or
          -------------
obligations of either party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, or boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

     19.  NOTICES.  All notices hereunder shall be in writing and shall be
          -------
delivered to the following addresses of the respective parties, or to such other address as either party may from time to time designate to the other:

         Luther Medical Products, Inc.
         14332 Chambers Road
         Tustin, CA 92680-6912
         Attention: Mr. David Rollo

          With copy to:
          Arter & Hadden
          Jamboree Center
          Two Park Plaza - Suite 700
          Irvine, CA  92714-8517
          Attention: Randall Katz, Esq.

          Boston Scientific Corporation
          One Boston Scientific Place
          Natick,MA 01760-1537
          Attention: Mr. Alan Kaganov

          With copy to:
          Boston Scientific Corporation
          One Boston Scientific Place
          Natick, MA 01760-1537
          Attention: General Counsel

Such notice shall be effective upon delivery if personally delivered, or upon receipt if sent by (i) registered or certified mail, postage prepaid, return receipt requested, (ii) overnight express courier, or (iii) facsimile with telephonic verification of receipt of the facsimile transmission.

     20.  WAIVER - MODIFICATION OF AGREEMENT.  This Agreement may not be
          ----------------------------------
modified except by an instrument or instruments in writing signed by an authorized representative of the party against whom enforcement of such modification is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement. The waiver of either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     21.  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement and
          ----------------
understanding between the parties and supersedes any and all prior agreements and understandings, whether written or oral.

     22.  ASSIGNMENT.  Neither party shall assign this Agreement or any part
          ----------
thereof without the prior written consent of the other party; provided, however, either party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially its entire business to which this Agreement pertains or in the event of its merger or consolidation with another company which has the capability to perform this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any part of responsibility for the performance of any accrued obligation which such party then has hereunder.

     23.  GOVERNING LAW.  The validity and interpretation of this Agreement
          -------------
shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts.


     24.  HEADINGS.  The headings contained in this Agreement are for
          --------
convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     25.  PUBLIC ANNOUNCEMENTS:  Company and Distributor shall consult with each
          --------------------
other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any press release to make any such public statement unless both parties agree to the terms thereof, except as may be required by applicable law or the requirements of any national securities exchange to which the Company and Distributor may be subject.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers the day and year first above written.


                                        LUTHER MEDICAL PRODUCTS, INC.


                                        By:   ___________________________
                                              Title:  President


                                        BOSTON SCIENTIFIC CORPORATION


                                        By:   __________________________
                                              Title:

                                   EXHIBITS
                                   --------


A.   PICC Product Specifications

B.   Patent Rights

C.   Bill of Sale

D.   Transfer Price

E.   Acquired Assets

                                   EXHIBIT A
                                   ---------


                            PICC KIT SPECIFICATIONS
                            -----------------------
                                Rev 04: 9/6/95
                          Chris Davey/Richard Overton


General:
- -------

The PICC will be manufactured by Luther Medical (Tustin, CA)and covered under their 510(k) KXXXXXXX. Luther will also purchase the ancillary devices, as specified below, package, label, and sterilize the kit per BSC specifications. The product will then be shipped to the BSC distribution center, inspected, and then stocked for sale.

Catheter:
- --------

HUB SPECIFICATIONS
Material:  Tecoflex 85A durometer, clear.
- --------

Dimensional:  Refer to Luther dwg Z1068 Rev D.
- -----------

Note: The hub mold is a single cavity, originally with provisions for insert molding the catheter shaft into the hub. This approach has been abandoned due to processing problems: the tapered strain relief tended to become crooked when ejected from the mold. A separate molded hub is being produced which will be bonded to the catheter shaft. This hub will incorporate a port in which to UV Bond the connector tube assembly. The mold will have an exchangeable core pin to allow the hub to be made for either 4F of 5F single lumen shaft stock.

CONNECTOR TUBE ASSEMBLY SPECIFICATIONS

Tube Material:    Tecoflex 85A durometer, clear (to be UV bonded to hub)
- -------------

Dimensional:
- -----------
Tube ID:          .122"
Tube OD:          .187"
Connector:        Polycarbonate Female luer lock, solvent bonded to tube
Overall Length:   5 cm from proximal edge of hub

SHAFT SPECIFICATIONS
Shaft Material:   Tecoflex 85A durometer, white, 5cm marking starting at
- --------------
                  proximal end

Dimensional:
- -----------------

     4F            Single lumen      ID           .034" +/- .002"
                                     OD           .052" +/- .002"
                                     Length       60 cm

     5F            Single lumen      ID           .046" +/- .002"
                                     OD           .066" +/- .002
                                     Length       60 cm

                                   EXHIBIT A
                            PICC KIT SPECIFICATIONS
                                  PAGE 2 OF 3

          6F       Dual lumen        ID           .028"/.020" +/-.002"
                                     OD           .078" +/-.002'
                                     Length       60 Cm

Radiopacifier Loading
- ---------------------
The following three compounds have been ordered:

A    20% by Weight BaSO4*     5% by Volume      Density = 1.18 gm/cc
B    30% by Weight BiOCI**    5% by Volume      Density = 1.21 gm/cc
C    45% by weight BiOCI***   10% by Volume     Density = 1.67 gm/cc

* Prevalent opacifier loading for PlCCs designed for placement by vascular surgeons
** PEBAX 7233 with this loading passes biotesting and is routinely used in angiographic catheters
*** Proposed loading to improve opacity of PlCCs for placement by radiologists

Market evaluations of the kit will be completed with PICC's incorporating material A. Biocompatability testing (16w duration) will be performed on material C. If material C passes biocompatability testing, material B will also be considered acceptable. Final opacifier loading specification will be determined after evaluation of mechanical and radiopacity characteristics of materials B and C.

Guidewire:
- ---------
A guidewire will be included in the PICC Kit which meets the following specifications:

     Type                       .018" dia mandrel wire
     Floppy Tip length          9.5 cm
     Material                   Stainless Steel mandrel/core; platinum coil tip
     Length                     80 cm
     Tip Weld Strength          1 lb min
     Markings                   Every 5 cm starting from proximal end

This wire will be purchased on an OEM basis from Lake Region. It is covered for vascular use by their 510(K) K871882. This guidewire will be stored in a hoop measuring no more than 6" in dia.

Obturator:  No Longer Required
- ---------

Entry Needle:
- ------------
A Entry Needle will be included in the PICC Kit which meets the following specifications:

   Type                         21g single wall, arterial bevel
   Length                       2.75"
   Material                     Stainless Steel cannula, polymer hub
   Cannula Bond Strength:       3 lb min

This needle will be purchased on an OEM basis from Hart Enterprises. It is covered for vascular use by their 510(K) K843719. This needle will be provided with a PE protective sleeve to minimize risk of damage to bevel, or damage to kit package.

                                   EXHIBIT A
                            PICC KIT SPECIFICATIONS
                                  PAGE 3 OF 3


Introducer Sheath:
- -----------------
An Introducer Sheath will be included in the PICC Kit which meets the following specifications:

Type                Peel away with locking dilator
Working Length      10 cm
Sheath Size         4F, 5F and 6F (as determined by PICC size)
Dilator length      Extend 3 cm beyond the sheath when assembled and locked
Dilator ID          Compatible with .018" wire

This Sheath will be purchased on an OEM basis from TFX Medical. It is covered for vascular use by their 510(K) K840641A.

Y Adaptor/Syringe:  No Longer Required
- -----------------

Packaging:
- ---------
All components are to be assembled in a tray, lidded with a tyvek lid, boxed, and gamma sterilized

     .  Box Material to be .025 SBA
     .  Tray Material to be .025 PETG
     .  Lid Material to be heat seal coated tyvek

EXHIBIT DIAGRAM OMITTED

                                   EXHIBIT B

                                 PATENT RIGHTS
                                 -------------

Patent No.        Country          Filed      Issue Date          Title
- ----------        -------          -----      ----------          -----


NONE

                                   EXHIBIT C

                                 BILL OF SALE
                                 ------------

          THIS BILL OF SALE is made, executed and delivered as of the ____ day of __________, 1995, by LUTHER MEDICAL PRODUCTS, INC., a California corporation, having an office located at 14332 Chambers Road, Tustin, California 92680-6912 ("Seller") to BOSTON SCIENTIFIC CORPORATION, a Delaware corporation, having its
  ------
principal office at One Boston Scientific Place, Natick, Massachusetts 01760 ("Buyer").
  -----

                                  WITNESSETH:

     WHEREAS, Seller and Buyer are parties to a Distributorship Agreement dated June __, 1995 (the "Agreement"), providing for among other things, the
                    ---------
distribution of PICC Products and transfer and sale of the Acquired Assets by the Seller to the Buyer for consideration in the amount (the "Purchase Price")
                                                              -------- -----
and on the terms and conditions provided in the Agreement. Terms defined in the Agreement and not otherwise defined herein shall have the same meanings as ascribed to them in the Agreement;

     NOW, THEREFORE, in consideration of the payment of the Purchase Price and of other valuable consideration by Buyer to Seller at or before the execution and delivery hereof, the Seller by this Bill of Sale does hereby convey, grant, bargain, sell, transfer, set over, assign, alien, remise, release, deliver and confirm unto Buyer, its successors and assigns forever, all of Seller's right, title and interest in and to the Acquired Assets as defined in Section 16.1 of the Agreement.

     TO HAVE AND TO HOLD all of the Acquired Assets unto Buyer, its successors and assigns, forever.

     Seller hereby constitutes and appoints Buyer, its successors and assigns, Seller's true and lawful attorney and attorneys, with full power of substitution, in Seller's name and stead, but on behalf and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Acquired Assets, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Seller's name, or otherwise, for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors or assigns, may deem proper for the collection or reduction to possession of any of the Acquired Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts relating to the Acquired Assets which Buyer, its successors or assigns shall deem desirable, Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller or by its dissolution or in any manner or for any reason whatsoever.

     Seller hereby covenants that, from time to time after the delivery of this instrument, at Buyer's request and without further consideration, Seller will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required more effectively to convey, transfer to and vest in Buyer, and to put Buyer in possession of, any of the Acquired Assets and, in the case of contracts and rights, if any, which cannot be effectively transferred to Buyer without the consent of third parties, to endeavor to obtain such consents promptly and if any be unobtainable, to use its best efforts to assure to Buyer the benefits thereof.

     Seller hereby warrants, covenants and agrees that it shall take all steps necessary to put Buyer, its successors and assigns, in actual peaceful possession and operating control of the Acquired Assets.

     This instrument is executed by, and shall be binding upon, Seller and Buyer and their respective successors and assigns, for the uses and purposes above set forth and referred to, effective immediately upon its delivery to Buyer.

     This instrument is being executed and delivered in The Commonwealth of Massachusetts and is intended to be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be duly executed as of the date and year first written above.


ATTEST:                                 LUTHER MEDICAL PRODUCTS, INC.


______________________________          By:______________________________
Name:                                      Name:
Title:                                     Title

EXHIBIT D - OMITTED

                                   EXHIBIT E

                      ACQUIRED ASSETS AND DUAL USE ASSETS
                      -----------------------------------


1.  Single lumen hub mold for all French sizes--Acquired Asset

2.  Dual lumen hub mold for all French sizes--Acquired Asset

3.  Tray mold--Acquired Asset

4.  Two up Tyvek lid cutting tool--Acquired Asset

5.  Tray sealing nest--Acquired Asset

6.  Printing Plate and printing machine, for catheter marking--Dual Use Asset

7.  Sealing machine--sealing nest fits this machine--Dual Use Asset